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                                                                   EXHIBIT T3A-1

                       CERTIFICATE PURSUANT TO NRS 78.207
                         ASSISTED LIVING CONCEPTS, INC.
                              a Nevada corporation

        Pursuant to Nevada Revised Statutes ("NRS") 78.207, the undersigned Chief Executive Officer and President and Secretary of Assisted Living Concepts, Inc., a Nevada corporation (the "Corporation"), hereby certify that the Board of Directors of the Corporation, desiring to increase the number of authorized shares of common stock of the Corporation and correspondingly increase the number of issued and outstanding shares of the Corporation's common stock (the "Class Change"), agreed to do so by unanimous vote of the Board of Directors of the Corporation at a duly called and held meeting of the Board of Directors held on the 12th day of June, 1997.

        The undersigned further certify that:

                (A) The number of authorized shares of common stock of the Corporation and the par value of those shares were 40,000,000 and $0.01, respectively, and the number of authorized shares of preferred stock of the Corporation and the par value of those shares were 1,000,000 and $0.01, respectively, prior to the Class Change;

                (B) The number of authorized shares of common stock of the Corporation and the par value of those shares shall be 80,000,000 and $0.01, respectively, and the number of authorized shares of preferred stock of the Corporation and the par value of those shares shall be 1,000,000 and $0.01, respectively, as of the date of and after the Class Change;

                (C) The number of issued and outstanding shares of the Corporation's common stock shall increase from 5,521,756 to 11,043,512 as a result of the Class Change, and each holder of one issued share of common stock of the Corporation before the Class Change shall receive in exchange two issued shares of common stock of the Corporation as a result thereof;

                (D) Fractional shares will not be issued in connection with the Class Change, the Corporation will pay cash in lieu of fractional shares based upon the closing price of the Corporation's common stock on the record date of the Class Change (June 30, 1997), and the percentage of all issued and outstanding shares of common stock affected by such payment is 0%;

                (E) Stockholder approval is not required with regard to the Class Change; and

                (F) The Class Change shall be effective on June 30, 1997.



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        The provisions of the Articles of Incorporation of the Corporation
regarding the authorized number of shares of common stock of the Corporation shall be deemed amended as provided in this Certificate at the effective date and time of the Class Change.

        Dated as of the 26th day of June, 1997.

                                        By: /s/ KEREN BROWN WILSON
                                           -------------------------------------
                                           Keren Brown Wilson
                                           Chief Executive Officer and President

                                        By: /s/ STEPHEN GORDON
                                           -------------------------------------
                                           Stephen Gordon
                                           Secretary

STATE OF NEVADA       )
                      )      ss.
COUNT OF CLARK        )

        This instrument was acknowledged before me on June 26, 1997 by Keren Brown Wilson as Chief Executive Officer and President of Assisted Living Concepts, Inc.

                                               /s/ TRICIA M. CIANELLI
                                        ----------------------------------------
                                                  Tricia M. Cianelli,
                                            Notary Public -- State of Ohio